Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-165897, No. 333-162990, No. 333-207800, No. 333-219836 and No. 333-226683 on Form S-8, of our reports dated February 26, 2019, relating to the consolidated financial statements of Vitamin Shoppe, Inc. and Subsidiary and the effectiveness of Vitamin Shoppe, Inc. and Subsidiary’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Vitamin Shoppe, Inc. and Subsidiary for the year ended December 29, 2018.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
February 26, 2019